Global Cornerstone Group, Inc.


                                                March 24, 2006

Mr. Robert Baskind, President
Tilden Associates, Inc.
300 Hempstead Turnpike
West Hempstead, New York 11552

         Re:   Tilden Associates, Inc.
               ----------------------

Dear Mr. Baskind:

         With respect to the Letter of Intent, dated January 23, 2006 (the "Letter of Intent") entered into between Global Cornerstone Group, Inc. ("Global") and Tilden Associates, Inc., ("TLDN"), it has become apparent that certain terms and conditions need to be amended and/or modified.

         Accordingly, this communication, when countersigned by you, will amend the Letter of Intent only as to the terms specifically contained herein. All other terms and conditions contained in the Letter of Intent shall remain in full force and effect, unless specifically contained herein.

         Paragraph 1 of the Letter of Intent is hereby amended as follows:

         1. "The transaction will close no later than April 30, 2006 (or if such dated is business Holiday, Saturday or Sunday, then the next business day, unless the date of closing is extended by agreement between us, or unless required with respect to Securities and Exchange Commission Filings it shall close when permissible under the Rules and Regulations of the SEC."

         Please be advised that it is our understanding that TLDN will file an amendment to the initial 8-K filed by TLDN with respect to the Letter of Intent, and to issue a press release. We will forward copies of each to you for your review.

         Please indicate your approval to make this preceding amendment to the Letter of Intent by executing a copy of this correspondence.


                                       Very truly yours,


                                       /s/ EUGENE FERNANDEZ
                                       ------------------------------------
                                       Eugene Fernandez,
                                       President